     As filed with the Securities and Exchange Commission on March 4, 1998


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          MEDICAL SCIENCE SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                                     94-3123681
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


                       4400 MACARTHUR BOULEVARD, SUITE 980
                         NEWPORT BEACH, CALIFORNIA 92660
                (Address of Principal Executive Office)(Zip Code)

                           1996 EQUITY INCENTIVE PLAN
                            (full title of the plan)

                                  PAUL J. WHITE
                       4400 MACARTHUR BOULEVARD, SUITE 980
                         NEWPORT BEACH, CALIFORNIA 92660
                     (Name and address of agent for service)

                                 (714) 440-9730
          (Telephone number, including area code, of agent for service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE



===========================================================================================================
                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF              AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING    AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED         SHARE(1)             PRICE(1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value......    1,300,000          $4.72              $6,136,000          $1,810
===========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h)(1), based on the closing price of the Company's Common Stock.


Exhibit index is located at sequentially paginated page number 5.    Page 1 of 7

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        The following documents of Medical Science Systems, Inc., a Texas corporation (the "Company"), previously filed with the Commission are incorporated herein by reference:

        1. Prospectus filed pursuant to Rule 424b5 (File No. 333-37441) filed on December 1, 1997 (the "Prospectus")

        2. The Registrant's Registration Statement on Form 8-A (File No. 000-23413) filed on November 24, 1997, as amended by Amendment No. 1 filed on November 25, 1997, and Amendment No.
               2 filed on December 15, 1997.

        In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

        The Common Stock of the Company, no par value (the "Common Stock") is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As allowed by Texas Revised Statutes, the Bylaws of the Company provide that the liability of the directors and executive officers of the Company for monetary damages shall be eliminated to the fullest extent permissible under Texas law. The right to indemnification extends to any such director or executive officer even though such director or executive officer is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. The Bylaws of the Company further provide that any other officer may be indemnified to the same extent by duly adopted resolution of the Board of Directors. Additionally, the indemnification rights provided in the Bylaws are not exclusive and the Company, its directors and its shareholders are expressly permitted to approve or enter, and have approved or have entered into, contractual or other arrangements with the Company's directors and officers that provide to such directors and officers the same or similar indemnification rights or related provisions meant to facilitate their receipt of such benefits or such other indemnification provisions as may be deemed appropriate. All such provisions related to indemnification are intended to eliminate the personal liability of a director or officer for monetary damages in an action brought by or in the right of the Company for breach of such director's or officer's duties to the Company or its shareholders except for liability for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, for acts or omissions that such director or officer believes to be contrary the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit, for acts or omissions that show a reckless disregard for the director's or officer's duty to the Company or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director's or officer's duties, of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or officer's duty to the Company or its shareholders, with respect to certain contracts in which a director or officer has a material financial interest and for approval of certain improper distributions to shareholders or certain loans or guarantees. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's or officer's duty of care.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.


ITEM 8. EXHIBITS.

        See Exhibit Index appearing at sequentially numbered page 5.


ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

EXHIBIT                                                                    SEQUENTIAL
NUMBER       DESCRIPTION                                                    PAGE NO.
------       -----------                                                    --------
   4.1 *     1996 Equity Incentive Plan of Medical Science Systems, Inc.,
             adopted as of June 28, 1996, together with amendment thereto dated May 6, 1997.

   4.2 *     Medical Science Systems, Inc., 1996 Equity Incentive Plan
             Stock Option Agreement.

   4.3 *     Medical Science Systems, Inc. 1996 Equity Incentive Plan
             Stock Option Exercise Agreement.

   5.1       Opinion of Jeffers, Wilson, Shaff & Falk, LLP.

  23.1       Consent of Singer Lewak Greenbaum & Goldstein LLP.

  23.2       Consent of Jeffers, Wilson & Shaff & Falk, LLP
             (included in Exhibit 5.1).

  24.1       Power of Attorney.

--------------
*    Previously filed as Exhibits to Registration Statement File No. 333-37441.


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

                                   SIGNATURES

        THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on February 27, 1998.


                                    MEDICAL SCIENCE SYSTEMS, INC.


                                    By: /s/ Paul J. White
                                        ----------------------------------------
                                            Paul J. White, President
                                            (principle executive officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signatures                               Title                                  Date
----------                               -----                                  ----


/s/ Paul J. White                        Chief Executive Officer                February 27, 1998
----------------------------------       and Chairman of the Board
Paul J. White


/s/ Michael Newman                       Executive Vice President and           February 27, 1998
----------------------------------       Secretary, and Director
Michael Newman


/s/ U. Spencer Allen                     Chief Financial Officer                February 27, 1998
----------------------------------       (principal Accounting Officer)
U. Spencer Allen


/s/ Ronald L. La Rosa                    Director                               February 27, 1998
----------------------------------
Ronald L. La Rosa


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